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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

Sun Healthcare Group, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

866933401
(CUSIP Number)

February 28, 2002
(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

☐        Rule 13d-1(b)

☒        Rule 13d-1(c)

☐        Rule 13d-1(d)

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Foothill Group, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 873,239 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 873,239 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 873,239 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.73%

12.	TYPE OF REPORTING PERSON
CO

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 2 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Foothill Partners III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 550,046 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 550,046 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,046 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.50%

12.	TYPE OF REPORTING PERSON
PN

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 3 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Stearns Family Trust 2001

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 873,239 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 873,239 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 873,239 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.73%

12.	TYPE OF REPORTING PERSON
IN

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 4 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Dennis R. Ascher

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 873,239 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 873,239 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 873,239 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.73%

12.	TYPE OF REPORTING PERSON
IN

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 5 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Jeffrey T. Nikora Family Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 873,239 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 873,239 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 873,239 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.73%

12.	TYPE OF REPORTING PERSON
OO

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 6 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) John F. Nickoll Living Trust

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 873,239 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 873,239 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 873,239 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.73%

12.	TYPE OF REPORTING PERSON
OO

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 7 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Foothill Income Trust, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 213,089
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 213,089

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 213,089

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.13%

12.	TYPE OF REPORTING PERSON
PN

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 8 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) FIT GP, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 213,089 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 213,089 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 213,089 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.13%

12.	TYPE OF REPORTING PERSON
OO

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 9 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Foothill Partners IV, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 110,104 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 110,104 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,104 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.10%

12.	TYPE OF REPORTING PERSON
PN

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 10 of 16 pages

SCHEDULE 13G

CUSIP No. 866933401

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) FP IV GP, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 110,104 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 110,104 (See Items 2 and 4)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,104 (See Items 2 and 4)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.10%

12.	TYPE OF REPORTING PERSON
OO

*SEE INSTRUCTIONS BEFORE FILLING OUR!

Page 11 of 16 pages

Item 1.
Sun Healthcare Group, Inc. 101 Sun Avenue, N.E. Albuquerque, New Mexico 87109
Item 2.
This Schedule 13G is filed on behalf of (i) Foothill Partners III, L.P., a Delaware limited partnership ("Partners III"), Foothill Partners IV, L.P., a Delaware limited partnership ("Partners IV), FP IV GP, LLC, a Delaware limited liability company ("FP IV"), Foothill Income Trust, L.P., a Delaware limited partnership ("Foothill Trust"), FIT GP, LLC, a Delaware limited liability company ("FIT") and (ii) The Foothill Group, Inc., a Delaware corporation, Stearns Family Trust 2001, Dennis R. Ascher, Jeffrey T. Nikora Living Trust, and John F. Nickoll Living Trust (collectively, the "Managing Partners/Members"). Partners III, Partners IV, FP IV, Foothill Trust, FIT, and the Managing Partners/Members are collectively referred to as the "Filing Persons".

FIT is the general partner of Foothill Trust. The Managing Partner/Member are the managing members of FIT. FP IV is the general partner of Partners IV. The Managing Partners/Members are the managing members of FP IV. The Managing Partners/Members are the general partners of Partners III.

Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, (i) FP IV may be deemed to beneficially own the shares of Common Stock held by Partners IV, as its general partner, and the Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held Partners IV, as the managing members of FP IV, (ii) FIT may be deemed to beneficially own the shares of Common Stock held by Foothill Trust, as its general partner, and Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held by Foothill Trust, as the managing members of FIT, (iii) Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held by Partners III, as the general partners of Partners III.

The Filing Persons have a beneficial interest in all or part of 873,239 shares of Common Stock. The shares were acquired pursuant a Plan of Reorganization entered under the Bankruptcy Act (the "Plan") and completed by Sun Healthcare Group, Inc. (the "Company") on February 28, 2002. This Schedule 13G assumes the Company has issued and outstanding 10,000,000 shares. However, it should be noted that a portion of these shares have not been issued, but under the terms of the Plan such shares will be issued within the next six months.
(a) Foothill Partners III, L.P.
Foothill Partner's IV, LP
FP IV GP, LLC
Foothill Income Trust, L.P.
FIT GP, LLC
The Foothill Group, Inc.
Stearns Family Trust 2001
Dennis R. Ascher
John F. Nickoll Living Trust
Jeffery T. Nikora Family Trust
(b) 2450 Colorado Avenue
Suite 3000W Santa Monica, California 900429

Page 12 of 16 pages

	(c)	United States
	(d)	Common Stock
	(e)	866933401
Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
	(i)	☐	A church plan that is excluded from the definition of an investment company under
Section 3(c)(14) of the Investment Company Act.
	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Item 4.	Ownership
The ownership of the Filing Persons is as follows:
The Foothill Group, Inc.
	A.	Amount Beneficially owned: 873,239
	B.	Percent of class: 8.73%
	C.	Number of shares as to which such person has:
		1.	sole power to vote or to direct the vote: -0-
		2.	shared power to vote or to direct to vote: 873,239
		3.	sole power to vote or to direct to vote: -0-
		4.	shared power to dispose or to direct the disposition of: 873,239
John F. Nickoll Living Trust Dennis R. Ascher Jeff Nikora Family Trust Stearns Family Trust 2001
Each own as follows:
	A.	Amount Beneficially owned: 873,239
	B.	Percent of class: 8.73%
	C.	Number of shares as to which such person has:
		1.	sole power to vote or to direct the vote: -0-
		2.	shared power to vote a direct to vote: 873,239
		3.	sole power to vote or to direct to vote: -0-
		4.	shared power to dispose or to direct the disposition of: 873,239
Foothill Partners III
	A.	Amount Beneficiary owned: 550,046

Page 13 of 16 pages

	B.	Percent of class: 5.50%
	C.	Number of shares as to which such person has:
		1.	sole power to vote or to direct the vote: -0-
		2.	shared power to vote a direct to vote: 550,046
		3.	sole power to vote or to direct to vote: -0-
		4.	shared power to dispose or to direct the disposition of: 550,046
Foothill Partners IV and FP IV
	A.	Amount Beneficially owned: 110,104
	B.	Percent of class: 1.10%
	C.	Number of shares as to which such person has:
		1.	sole power to vote or to direct the vote: -0-
		2.	shared power to vote a direct to vote: 110,104
		3.	sole power to vote or to direct to vote: -0-
		4.	shared power to dispose or to direct the disposition of: 110,104
Foothill Trust and FIT
	A.	Amount Beneficially owned: 213,089
	B.	Percent of Class: 2.13%
	C.	Number of shares as to which such person has:
		1.	sole power to vote or to direct the vote: -0-
		2.	shared power to vote or to direct the vote: 213,089
		3.	sole power to vote or to direct to vote: -0-
		4.	shared power to dispose or to direct the disposition of: 213,089
Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following / /
Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable
Item 8.	Identification and Classification of Members of the Group
Not Applicable
Item 9.	Notice of Dissolution of Group
Not Applicable
Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

Page 14 of 16 pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 4, 2002

THE FOOTHILL GROUP, INC.
By:	/s/ M.E. STEARNS
Name:	M.E. Stearns
Title:	Senior Vice President
FOOTHILL PARTNERS IV, L.P., a Delaware limited partnership
By:	FP IV GP, LLC
Its:	General Partner
	By:	/s/ M.E. STEARNS
	Name:	M.E. Stearns
	Title:	Managing Member
FP IV GP, LLC
By:	/s/ M.E. STEARNS
Name:	M.E. Stearns
Title:	Managing Member

Page 15 of 16 pages

FOOTHILL INCOME TRUST, L.P., a Delaware limited partnership
By:	FIT GP, LLC
Its:	General Partner
	By:	/s/ M.E. STEARNS
	Name:	M.E. Stearns
	Title:	Managing Member
FIT GP, LLC
By:	/s/ M.E. STEARNS
Name:	M.E. Stearns
Title:	Managing Member
FOOTHILL PARTNERS III, L.P., a Delaware limited partnership
By:	/s/ M.E. STEARNS
Its:	General Partner
STEARNS FAMILY TRUST 2001
By:	/s/ M. EDWARD STEARNS
Name:	M. Edward Stearns
Title:	Trustee
DENNIS R. ASCHER
By:	/s/ DENNIS R. ASCHER
Name:	Dennis R. Ascher
JOHN F. NICKOLL LIVING TRUST
By:	/s/ JOHN F. NICKOLL
Name:	John F. Nickoll
Title:	Trustee
JEFFREY T. NIKORA FAMILY TRUST
By:	/s/ JEFFERY T. NIKORA
Name:	Jeffery T. Nikora
Title:	Trustee

Page 16 of 16 pages

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